Exhibit 107

Calculation of Filing Fee Tables

FORM S-3
(Form Type)

HEARTLAND EXPRESS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $.01 per share	457(o)	(1)	(2)	(2)	—	—
	Equity	Preferred Stock	457(o)	(1)	(2)	(2)	—	—
	Debt	Debt Securities	457(o)	(1)	(2)	(2)	—	—
	Other	Rights	457(o)	(1)	(2)	(2)	—	—
	Other	Warrants	457(o)	(1)	(2)	(2)	—	—
	Unallocated (Universal) Shelf	—	457(o)	(1)	(2)	$150,000,000	0.00015310	$22,965.00	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—		—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$150,000,000	0.00015310	$22,965.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$22,965.00

(1)An indeterminate aggregate initial offering price or number of securities of each identified class is being registered as may be issued at indeterminate prices from time to time. The aggregate maximum offering price of all securities issued pursuant to this Registration Statement shall not exceed $150,000,000. The securities registered include unspecified amounts and numbers of securities that may be issued upon conversion of or exchange for securities that provide for conversion or exchange or pursuant to the anti-dilution provisions of any such securities. Separate consideration may or may not be received for securities issuable upon exercise, conversion or exchange of other securities. In addition, pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the registered securities as a result of stock splits, stock dividends, recapitalizations, or similar transactions.
(2)The proposed maximum per unit and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered under this registration statement and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Form S-3 under the Securities Act.